Exhibit 99.2

MARRONE BIO INNOVATIONS

August 10, 2020

To our shareholders:

It is a pleasure to reach out to you today as the company’s new CEO. I am excited by the opportunity, and honored to be chosen to lead the organization to its next level of success.

As you will see in our Q2 earnings release today, our financial results point both to the momentum we have created, and to the opportunity to continue to lift our growth trajectory. We have recorded not only the eighth consecutive quarter of year-over-year revenue growth, but our seventh consecutive quarter of gross margins above 50%. I am grateful to our channel partners and our growers for their support and trust in us as a preferred supplier of biological solutions.

The company is entering a new phase as a commercial leader in biologicals. I think of our potential in terms of velocity, which by definition is speed with direction. We can accelerate commercial velocity – simultaneously – in three ways:

●	One, maximize the value and growth of our base business;
●	Two, expand into new markets, whether by crop, by geography or by type of product; and,
●	Three, introduce new products that add immediate value -- whether we develop them in-house or we gain them through strategic acquisitions and partnerships.

One focus will be on how we continue to leverage the base business, while accelerating our expansion plans and broadening our global reach. I want to hone in on the brand extensions and pipeline products that offer the greatest return on investment in the near-term. I anticipate that synergistic, value-creating acquisitions and partnerships -- similar to Pro Farm and the Jet Ag and Jet Oxide product lines – will present themselves. We’ll evaluate these only if they provide opportunities for near-term accretion from proven performance, established channel access and robust intellectual property.

MARRONE BIO INNOVATIONS

Our growth ambitions have to be supported by an unrelenting focus on driving operational and financial excellence, and accelerating our path to profitability and positive cash from operations. I have a strong bias that operating expenses have a clear and direct relationship to top-line growth, and we must view every dollar we spend through that lens. Our objective is to identify opportunities to manage costs, while investing where we believe we can accelerate growth with the greatest return on investment.

The company has spent significant time and resources advancing its product lines and building its infrastructure, plant capacity and global footprint. The time is now to leverage that scale, and build a full-service biologicals company with the scope and capabilities across the highest growth segments in the industry.

The measures taken to drive growth, tighten spending and strengthen the balance sheet are reflected in the financial results for the first half of 2020. We expect to drive continued revenue growth and international expansion in the second half of the year, with gross margins in line with achieving our annual target in the mid-50% range. The integration of the Pro Farm acquisition is going very well, and is tracking to be accretive to net income and cash from operations this year, as we had forecast. While we remain optimistic about the remainder of the fiscal year, plans remain in place for the potential effect that the COVID-19 pandemic may have on macro conditions in the agricultural sector

The opportunities in front of us are more exciting than the ones behind us. I believe a customer-driven focus with superior products, coupled with operational and financial discipline, will allow us to accelerate our velocity and deliver exceptional value for our customers and shareholders.

I look forward to interacting with you as we progress through the remainder of the year, and encourage you to reach out to me with your questions and comments.

All the best,

Kevin Helash

Note Regarding Forward Looking Statements

This letter contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this letter regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the views of Marrone Bio Innovations, Inc. (“MBI”) as of any subsequent date. Examples of such statements include statements regarding MBI’s future financial results and revenue growth, plans for expanding commercial velocity, the potential for future acquisitions and international expansion, and the potential exercise of warrants. Such forward-looking statements are based on information available to MBI as of the date of this letter and involve a number of risks and uncertainties, some beyond MBI’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for MBI’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties and any difficulty in integrating the acquired Pro Farm, Jet-Ag and Jet-Oxide businesses. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this letter, whether as a result of new information, future events or otherwise.